Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Kodak Promotes Brad Kruchten to Lead Traditional Businesses
Management Layers Streamlined; Mary Jane Hellyar to Retire

ROCHESTER, N.Y., June 18 – Eastman Kodak Company (NYSE:EK) announced today that Brad W. Kruchten has been promoted to the position of President of the company’s Film, Photofinishing and Entertainment Group, effective July 1. He will report to Antonio M. Perez, Kodak’s Chairman and Chief Executive Officer.
Kruchten, 49, is presently the Chief Operating Officer of FPEG, with responsibility for the manufacture of all silver halide-based products. As part of this change, the positions of President and COO for FPEG will be combined, resulting in a leaner management structure. Mary Jane Hellyar, who is currently the President of FPEG, will retire on July 1 after 27 years of service to Kodak.
The company’s Film, Photofinishing and Entertainment Group manufactures and markets film for cinematographers, professional photographers, consumers and industrial customers. FPEG, which also manufactures and sells photographic paper and chemicals, had revenue of $2.987 billion in 2008.
“I am delighted to have someone of Brad’s ability to succeed Mary Jane and extend the success of this business into the future,” Perez said. “Brad has a broad range of senior management experience in both digital and film businesses, and his career is marked by business improvements in every leadership job he has held. I have every confidence that Brad is the right person to lead this business for Kodak.”
“At the same time, we will miss the talent and energy of Mary Jane Hellyar,” Perez said. “She led the traditional business through the most tumultuous time in its history. We will miss her insight and integrity, and on behalf of the entire Kodak family, we wish her well in retirement.”
Prior to his current position, Kruchten was the Worldwide General Manager for Retail Printing, which enables retailers to offer an integrated retail photo printing service to film and digital photographers. These products and services include kiosks, paper, retail workflow software, service, and support. In particular, during Kruchten’s tenure, Kodak extended its lead as the world’s No. 1 provider of retail photo kiosks and introduced the APEX dry lab for photo processing. Before that, he was the General Manager for the Consumer and Professional film business. The Board of Directors elected him a corporate vice president in July 2002.
Kruchten joined Kodak in 1982 as a Quality Engineer. Beginning in 1986, he took a series of sales and marketing positions that ultimately led him to become the Chief Operating Officer of Kodak’s Document Imaging unit in 2000. As COO, he led the acquisition of the Imaging division of Bell & Howell. In 2001, Kruchten was named Site Manager, Kodak Colorado Division, and in 2002, he was named the Chief Executive Officer of Encad Inc., a wholly-owned Kodak subsidiary that made wide-format inkjet printers.

   Prior to Kodak, Kruchten worked as a project engineer at Inland Steel and as a tool designer for General Motors Corp. A native of Flint, Michigan, Kruchten has a B.S. in Engineering from Michigan State University, a M.S. in Statistics and Quality Management from the Rochester Institute of Technology, and has attended the Executive Management Development program at Pennsylvania State University.
“I am pleased to have the opportunity to lead an organization whose future performance is especially critical to Kodak,” Kruchten said. “Mary Jane Hellyar has set a high bar of excellence, and I look forward to making FPEG a sustainable profit generator for years to come.”
Hellyar, 56, joined Kodak in 1982 as a research scientist and proceeded to attain a variety of increasingly responsible positions. Her career at Kodak culminated with her being named the President of the Film & Photofinishing Systems Group in September 2005. In October 2007, the Board of Directors elected her an executive vice president.
Hellyar has led Kodak’s Display and Components Group as well, including the company’s pioneering OLED business. As part of this transition, Laura G. Quatela, Kodak’s Chief Intellectual Property Officer and a corporate vice president, also will assume responsibility for the Display and Components Group upon Hellyar’s retirement.
"I'm grateful for the breadth of opportunities I've had at Kodak, particularly leading FPEG during the company's historic transformation,” Hellyar said. “I remain confident in Kodak, and in the ability of Brad and his team to lead FPEG successfully into the future."
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2009